UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 8, 2016

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-35780	80-0188269
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 Talcott Avenue South Watertown, MA	02472
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (617) 673-8000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 10, 2016, Bright Horizons Family Solutions Inc. (the “Company”) announced it had acquired Conchord Limited, a private limited company in the United Kingdom (“Conchord”), which operates Asquith Day Nurseries & Pre-Schools (“Asquith”), a group of 90 nurseries. The share purchase agreement, by and among Kaupthing ehf., an Icelandic private limited company (“Kaupthing”), certain management sellers, and BHFS Two Limited and Bright Horizons Family Solutions LLC, both wholly-owned subsidiaries of the Company, was executed on November 8, 2016, under which the Company agreed to purchase Conchord for approximately £166 million, of which approximately £99 million was for the purchase of the share capital, pursuant to the share purchase agreement, and approximately £67 million was for the purchase of all the outstanding debt of Conchord held by Kaupthing, pursuant to a debt assignment agreement, by and among BHFS Two Limited, Kaupthing and Chestnutbay Acquisitionco Limited, a wholly-owned subsidiary of Conchord. Approximately £10 million of the purchase price was placed into escrow to satisfy certain claims that may arise under the share purchase agreement or a management warranty deed, which contains customary representations and warranties and indemnification obligations. The transaction included the purchase of 35 freehold properties. The Company financed the acquisition through borrowings under the Company’s amended and restated credit agreement, including its revolving credit facility.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
On November 8, 2016, the Company drew $150 million of the $200 million Term B loans available on a delayed draw basis under the Company’s amended and restated credit facility to fund a portion of the acquisition of Asquith and terminated the remaining $50 million commitment that was available on a delayed draw basis. The delayed draw Term B loans are part of the same class as, and fungible with, the Company’s outstanding Term B loans under the amended and restated credit agreement. Additional information regarding the terms of the amended and restated credit facility is included in Item 5 of the Company’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on November 7, 2016.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

By:	/s/ Elizabeth Boland
Name:	Elizabeth Boland
Title:	Chief Financial Officer
Date: November 10, 2016